As filed with the Securities and Exchange Commission on October 15, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3 Registration Statement Under the Securities Act of 1933

NEWMONT MINING CORPORATION	NEWMONT USA LIMITED
(Exact name of Registrant as specified in its charter)	(Exact name of Registrant as specified in its charter)

Delaware	Delaware
(State or other jurisdiction of incorporation or organization)	State or other jurisdiction of incorporation or organization)

84-1611629	13-2526632
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)

1700 Lincoln Street Denver, Colorado 80203 (303) 863-7414	1700 Lincoln Street Denver, Colorado 80203 (303) 863-7414
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)	(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Sharon E. Thomas

Newmont Mining Corporation

1700 Lincoln Street

Denver, Colorado 80203

(303) 863-7414

(Name, address, including zip code and telephone number, including area code, of agent for service)

With copies to:

W. Dean Salter, Esq.

Mashenka Lundberg, Esq.

Holme Roberts & Owen LLP

1700 Lincoln Street, Suite 4100

Denver, Colorado 80203

(303) 861-7000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, as determined by market conditions.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $1.60 par value Preferred Stock, $5.00 par value Debt Securities Guarantees of Debt Securities Warrants	(1)	(1)	(1)	(2)

(1)	Such indeterminate number or amount of common stock, preferred stock, debt securities, guarantees of debt securities and warrants is being registered as may from time to time be sold at indeterminate prices. This Registration Statement also includes such indeterminate amount of common stock, preferred stock and debt securities as may be resold from time to time upon exercise of warrants or conversion of convertible securities being registered hereunder.
(2)	Pursuant to Rules 456(b) and 457(r), the Registrants are deferring payment of all of the registration fee, except for an aggregate of $70,620 in registration fees that have already been paid with respect to securities that were previously registered on Form S-3 (SEC File No. 333-124862), filed by the co-registrants on May 12, 2005, which securities were not sold thereunder and which fees are being offset against the registration fee otherwise due hereunder pursuant to Rule 457(p).

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

GUARANTEES OF DEBT SECURITIES

WARRANTS

We or selling securityholders may from time to time offer to sell common stock, preferred stock, debt securities, guarantees or warrants. Each time we or a selling securityholder sells securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

Our common stock is listed on the New York Stock Exchange under the symbol “NEM.”

Investing in our securities involves a high degree of risk. See the “ Risk Factors” section of our filings with the SEC and the applicable prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions or discounts.

The date of this prospectus is October 15, 2007.

You should rely only on the information contained or incorporated by reference in this prospectus and in any supplement to this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement is accurate as of the date on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the SEC using a “shelf” registration process. We may sell any combination of the securities described in this prospectus from time to time.

The types of securities that we may offer and sell from time to time pursuant to this prospectus are:

•	debt securities;

•	common stock;

•	preferred stock;

•	guarantees; and

•	warrants.

Each time we sell securities pursuant to this prospectus, we will describe in a prospectus supplement, which we will deliver with this prospectus, specific information about the offering and the terms of the particular securities offered. In each prospectus supplement we will include the following information, if applicable:

•	the type and amount of securities that we propose to sell;

•	the initial public offering price of the securities;

•	the names of any underwriters or agents through or to which we will sell the securities;

•	any compensation of those underwriters or agents; and

•	information about any securities exchanges or automated quotation systems on which the securities will be listed or traded.

In addition, the prospectus supplement may also add, update or change the information contained in this prospectus.

Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may then be permitted under applicable law, rules or regulations.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus (including information incorporated by reference in this prospectus) are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provided for under these sections. Our forward-looking statements include, without limitation:

•	statements regarding future earnings;

•	estimates of future mineral production and sales, for specific operations and on a consolidated or equity basis;

•	estimates of future costs applicable to sales, other expenses and taxes for specific operations and on a consolidated basis;

•	estimates of future cash flows;

•	estimates of future capital expenditures and other cash needs, for specific operations and on a consolidated basis, and expectations as to the funding thereof;

•	estimates regarding timing of future capital expenditures, construction, production or closure activities;

•	statements as to the projected development of certain ore deposits, including estimates of development and other capital costs and financing plans for these deposits;

•	estimates of reserves and statements regarding future exploration results and reserve replacement and the sensitivity of reserves to metal price changes;

•	statements regarding the availability and costs related to future borrowing, debt repayment and financing;

•	statements regarding modifications to hedge and derivative positions;

•	statements regarding future transactions relating to portfolio management or rationalization efforts;

•	statements regarding the cost impacts of future changes in the legal and regulatory environment in which we operate; and

•	estimates of future costs and other liabilities for certain environmental matters.

Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by those forward-looking statements. Such risks include, but are not limited to:

•	the price of gold, copper and other commodities;

•	currency fluctuations;

•	geological and metallurgical assumptions;

•	operating performance of equipment, processes and facilities;

•	labor relations;

•	timing of receipt of necessary governmental permits or approvals;

•	domestic and foreign laws or regulations, particularly relating to the environment and mining;

•	domestic and international economic and political conditions;

•	our ability to obtain or maintain necessary financing; and

•	other risks and hazards associated with mining operations.

More detailed information regarding these factors is included in the sections titled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports and other documents on file with the SEC. Given these uncertainties, readers are cautioned not to place undue reliance on our forward-looking statements.

All subsequent written and oral forward-looking statements attributable to Newmont or to persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. We disclaim any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

THE COMPANY

Newmont Mining Corporation is primarily a gold producer with significant assets or operations in the United States, Australia, Peru, Indonesia, Ghana, Canada, Bolivia, New Zealand and Mexico. As of December 31, 2006, we had proven and probable gold reserves of 93.9 million equity ounces and an aggregate land position of approximately 44,470 square miles (115,200 square kilometers). We are also engaged in the production of copper, principally through our Batu Hijau operation in Indonesia.

Newmont Mining Corporation’s original predecessor corporation was incorporated in 1921 under the laws of Delaware. Our principal executive offices are located at 1700 Lincoln Street, Denver, Colorado 80203, and our telephone number is (303) 863-7414. Our website is located at www.newmont.com. Information contained on our website is not a part of this prospectus or any accompanying prospectus supplement.

RISK FACTORS

Before you invest in any of our securities, in addition to the other information in this prospectus and the applicable prospectus supplement, you should carefully consider the risk factors under the heading “Risk Factors” (in our current report on Form 8-K filed with the SEC on July 11, 2007, which is incorporated by reference into this prospectus and the applicable prospectus supplement, as the same may be updated from time to time by our future filings under the Securities Exchange Act.

USE OF PROCEEDS

We intend to use the net proceeds we receive from the sale of securities by us as set forth in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, we will not receive any proceeds from the sale of securities by selling securityholders.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated:

	Six months ended June 30, 2007	Year ended December 31,
		2006	2005	2004	2003	2002
Ratio of earnings to fixed charges	(1.7)	8.4	7.4	10.4	7.0	1.9

For these ratios, “earnings” is computed by adding income (loss) from continuing operations before income taxes and fixed charges (excluding capitalized interest) and excluding our share of income/losses in its equity method affiliates. Fixed charges consist of interest expense, including capitalized interest, amortized premiums, discounts and capitalized expenses related to indebtedness and estimated interest included in rental expense.

In July 2007, we raised $1.15 billion of cash proceeds by issuing convertible notes at par in a private placement. Of the $1.15 billion convertible notes, $575 million pay interest at 1.250 percent and are due in 2014 and $575 million pay interest at 1.625 percent and are due in 2017. The notes are convertible into cash and shares of our common stock (or, at our election, in lieu of such shares of common stock, cash or any combination of cash and shares of our common stock), under certain circumstances.

DIVIDEND POLICY

We declared a dividend of $0.10 per share of common stock outstanding in each quarter of 2006 and 2005, for a total of $0.40 during each year. The exchangeable shares issued by Newmont Mining Corporation of Canada Limited are exchangeable at the option of the holders into Newmont common stock. Holders of exchangeable shares are therefore entitled to receive dividends equivalent to those that we declare on our common stock. For more information on the exchangeable shares, see “Description of Capital Stock—Special Voting Stock.”

We declared:

•	a regular quarterly dividend totaling $0.10 per common share through March 31, 2007 paid on March 29, 2007;

•	a regular quarterly dividend of $0.10 per share through June 30, 2007 paid on June 29, 2007; and

•	a regular quarterly dividend of $0.10 per share through September 30, 2007, payable on September 28, 2007.

Additionally, Newmont Mining Corporation of Canada Limited declared regular quarterly dividends on the exchangeable shares totaling CDN$0.1185 per share payable on March 29, 2007 to holders of record at the close of business on March 7, 2007, CDN$0.1123 per share payable on June 29, 2007 to holders of record at the close of business on June 8, 2007 and CDN$0.1044 per share payable on September 28, 2007 to holders of record at the close of business on September 6, 2007.

The determination of the amount of future dividends will be made by our board of directors from time to time and will depend on our future earnings, capital requirements, financial condition and other relevant factors.

DESCRIPTION OF CAPITAL STOCK

The rights of our stockholders will be governed by Delaware law, our certificate of incorporation and our by-laws. The following is a summary of the material terms of our capital stock. For additional information regarding our capital stock, please refer to the applicable provisions of Delaware law, our certificate of incorporation and by-laws.

As of October 10, 2007, we had 755,000,000 shares of authorized capital stock. Those shares consisted of:

•	5,000,000 shares of preferred stock, par value $5.00 per share, of which one share of special voting stock was outstanding; and

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750,000,000 shares of common stock, par value $1.60 per share, of which (1) 431,706,202 shares were outstanding, including shares evidenced by Australian CHESS depositary interests which represent beneficial ownership of shares of our common stock on a ten-for-one basis and (2) 20,125,306 shares were issuable upon conversion of the exchangeable shares of Newmont Mining Corporation of Canada Limited (“Newmont Canada”), have economic rights equivalent to those of our common stock and are exchangeable on a one-for-one basis with shares of our common stock.

The holder of the outstanding share of special voting stock exercises the voting and other rights attached to the share as trustee for and on behalf of the registered holders of outstanding shares of the exchangeable shares.

Common Stock

The following is a summary of the terms of our common stock. For additional information regarding our common stock, please refer to our certificate of incorporation, our by-laws and the applicable provisions of Delaware law.

Dividend Rights

Holders of our common stock may receive dividends when, as and if declared by our board of directors out of funds of Newmont legally available for the payment of dividends. Subject to the terms of any outstanding preferred stock, holders of our common stock may not receive dividends until we have satisfied our obligations to any holders of our preferred stock.

As a Delaware corporation, we may pay dividends out of surplus capital or, if there is no surplus capital, out of net profits for the fiscal year in which a dividend is declared and/or the preceding fiscal year. Section 170 of the General Corporation Law of the State of Delaware also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Currently, we pay dividends on our common stock each quarter. The determination of the amount and timing of future dividends will be made by our board of directors from time to time and will depend on our future earnings, capital requirements, financial conditions and other relevant factors.

Voting and Other Rights

Holders of our common stock are entitled to one vote per share and, in general, a majority of votes cast with respect to a matter will be sufficient to authorize action upon routine matters.

The holder of our special voting share, on behalf of the holders of the exchangeable shares of Newmont Canada, is entitled to vote, as a single class, together with the holders of shares of our common stock on all matters on which our stockholders are entitled to vote. The holders of record of a majority of the outstanding shares of our capital stock entitled to vote at the meeting of our stockholders must be present in person or represented by proxy at the meeting in order to constitute a quorum for all matters to come before the meeting. For purposes of determining the presence of a quorum, “shares of our capital stock” includes shares of our common stock (including shares represented by Australian CHESS depositary interests), as well as the maximum number of shares of our common stock that the holder of the special voting share is entitled to vote at the meeting on behalf of the holders of the outstanding exchangeable shares. For additional information regarding our special voting share, please see the discussion in “—Special voting stock” below.

Special meetings of our stockholders may be called by our board of directors or by the chairman of the board or by our president, and will be called by the chairman of the board or by our president or secretary upon a written request stating the purposes of the proposed meeting and signed by a majority of our board of directors or stockholders owning at least 25% of our outstanding capital stock entitled to vote at the meeting.

Written notice of a meeting of our stockholders is given personally or by mail, not less than 10 days nor more than 60 days before the date on which the meeting is held, to each stockholder of record entitled to vote at the meeting. The notice must state the time, place and purposes of the meeting. In the event of a special meeting called upon the written request of our stockholders, the notice will describe any business set forth in the statement of purpose in the written stockholder request, as well as any additional business that our board of directors proposes to be conducted at the meeting. If mailed, the notice will be sent to our stockholders at their respective addresses appearing on our stock records or to such other addresses as they may designate in writing, and will be deemed given when mailed. A waiver of any notice, signed by a stockholder before or after the time for the meeting, will be deemed equivalent to that stockholder having received the notice.

Our board of directors is not classified. Directors are to be elected by a plurality of those shares of our capital stock present and entitled to vote at a meeting of stockholders, and our stockholders do not have the right to cumulate their votes in the election of directors.

Liquidation

In the event of any liquidation, dissolution or winding up of Newmont, holders of our common stock would be entitled to receive proportionately any assets legally available for distribution to our stockholders with respect to shares held by them, subject to any prior rights of the holders of any of our preferred stock then outstanding. Immediately prior to any liquidation, dissolution or winding up of Newmont, all holders of exchangeable shares would become holders of our common stock pursuant to the terms of the exchangeable shares and would therefore be entitled to share ratably in any distribution to other holders of common stock.

Redemption

Our common stock is not redeemable or convertible.

Other Provisions

All of the issued and outstanding shares of our common stock are validly issued, fully paid and nonassessable. Holders of our common stock have no preemptive rights with respect to any of our securities.

Listing

Our common stock trades on the New York Stock Exchange under the symbol “NEM.” ChaseMellon Stockholder Services, L.L.C. is the registrar, transfer agent, conversion agent and dividend disbursing agent for our common stock.

Our common stock also trades in the form of Australian CHESS depositary interests on the Australian Stock Exchange under the symbol “NEM.”

Australian CHESS Depositary Interests (CDIs)

The CDIs are units of beneficial ownership in shares of our common stock that are held by CHESS Depositary Nominees Pty Ltd. (ACN 071346506) (“CDN”), a wholly owned subsidiary of the Australian Stock Exchange Limited (ACN 008624691). The CDIs entitle holders to dividends and other rights economically equivalent to our common stock on a ten-for-one basis, including the right to attend meetings of our stockholders. The CDIs are convertible at the option of the holders into shares of our common stock held by CDN on a ten-for-one basis. CDN, as the stockholder of record, will vote the underlying shares of our common stock in accordance with the directions of the CDI holders.

Preferred Stock—General

Our preferred stock is issuable in series. Our board of directors has the power to fix various terms for each series of preferred stock, including the following:

•	voting powers,

•	designations,

•	preferences,

•	the relative participating and option or other rights,

•	qualifications, and

•	limitations and restrictions.

Special Voting Stock

The following is a summary of our special voting stock, which consists of a share of preferred stock with special voting rights. For additional information regarding our special voting stock, please refer to the certificate of designations setting forth the terms of the special voting stock.

Computershare Trust Company of Canada, as trustee under a voting and exchange trust agreement, holds the outstanding share of special voting stock. The holder of the special voting share exercises the voting and other rights attached to the share as trustee for and on behalf of the registered holders of the exchangeable shares of our wholly-owned subsidiary, Newmont Canada. The exchangeable shares have economic rights equivalent to those of our common stock and are exchangeable on a one-for-one basis with shares of our common stock. Upon the unanimous approval of our board of directors, Newmont Canada may from time to time issue additional exchangeable shares. The following is a summary description of the material provisions of the rights, privileges, restrictions and conditions attaching to the special voting share and the related exchangeable shares as they affect us.

Ranking

With respect to distributions of assets upon liquidation, dissolution or winding up of Newmont, the special voting share ranks (1) senior to our common stock, (2) on parity with our other preferred stock and (3) junior to any other class or series of our capital stock.

Dividend Rights

The special voting share is not entitled to receive dividends.

Holders of exchangeable shares are entitled to receive dividends from Newmont Canada which are equivalent to any declared by our board of directors on our common stock. These dividends will be paid out of money, assets or property of Newmont Canada properly applicable to the payment of dividends, or out of authorized but unissued shares of Newmont Canada, as applicable. Holders of exchangeable shares are not entitled to any dividends other than or in excess of the foregoing dividends. The record date for the determination of the holders of exchangeable shares entitled to receive payment of, and the payment date for, any dividend declared on the exchangeable shares will be the same dates as the record date and payment date, respectively, for the corresponding dividend declared on shares of our common stock.

Voting Rights

Holders of exchangeable shares are not holders of our common stock and, therefore, do not have the direct right to vote on matters relating to us on which our stockholders are entitled to vote.

The holder of the special voting share has the right to vote together with the holders of our common stock on all matters on which holders of our common stock are entitled to vote. The holder of the special voting share is entitled to cast a number of votes equal to the lesser of (1) the number of exchangeable shares outstanding from time to time (except those exchangeable shares held by us or our affiliates) and (2) 10% of the total number of votes attached to the shares of our common stock then outstanding. The holder of the special voting share will exercise the voting and others rights attached to the share only on the basis of instructions received from holders of exchangeable shares, as trustee for and on behalf of the registered holders of the exchangeable shares.

Certain Restrictions

So long as any of the exchangeable shares not owned by us or our affiliates are outstanding:

(1)	without the approval of the holders of the exchangeable shares and Newmont Canada (unless in each case the economic equivalent is simultaneously issued, distributed or made, as the case may be, to the holders of exchangeable shares), we will not:

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issue or distribute shares of our common stock, or securities exchangeable for or convertible into or carrying rights to acquire shares of our common stock, to the holders of all or substantially all of the then outstanding shares of our common stock by way of stock dividend or other distribution, other than an issue of shares of our common stock, or securities exchangeable for or convertible into or carrying rights to acquire shares of our common stock, to holders of shares of our common stock (a) who exercise an option to receive dividends in shares of our common stock or securities exchangeable for or convertible into or carrying rights to acquire shares of our common stock, in lieu of receiving cash dividends, or (b) pursuant to any dividend reinvestment plan or similar arrangement;

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issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding shares of our common stock entitling them to subscribe for or to purchase shares of our common stock, or securities exchangeable for or convertible into or carrying rights to acquire shares of our common stock;

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issue or distribute to the holders of all or substantially all of our then outstanding shares of common stock (a) shares or securities (including evidences of indebtedness) of Newmont of any class (other than shares of our common stock or securities convertible into or exchangeable for or carrying rights to acquire shares of our common stock), or (b) rights, options, warrants or other assets other than those referred to above;

•	subdivide, redivide or change our then outstanding shares of common stock into a greater number of shares of our common stock;

•	reduce, combine, consolidate or change our then outstanding shares of common stock into a lesser number of shares of our common stock; or

•	reclassify or otherwise change shares of our common stock or effect an amalgamation, merger, reorganization or other transaction affecting shares of our common stock.

(2)	in the event that a tender offer, share exchange offer, issuer bid, takeover bid or similar transaction with respect to shares of our common stock is proposed by us or is proposed to us or our stockholders and is recommended by our board, or is otherwise effected or to be effected with the consent or approval of the our board, and the exchangeable shares are not redeemed by Newmont Canada or purchased by us (or our wholly-owned subsidiary, Newmont Holdings ULC), we will expeditiously and in good faith take all actions and do all things as are reasonably necessary or desirable to enable and permit holders of exchangeable shares (other than us and our affiliates) to participate in the transaction to the same extent and on an economically equivalent basis as the holders of shares of our common stock, without discrimination. Without limiting the generality of the foregoing, we will take all actions and do all things as are reasonably necessary or desirable to ensure that holders of exchangeable shares may participate in each similar transaction without being required to retract exchangeable shares as against Newmont Canada or, if so required, to ensure that any retraction, shall be effective only upon, and shall be conditional upon, the closing of that transaction and only to the extent necessary to participate in the transaction.

Liquidation Rights

In the event of the liquidation, dissolution or winding-up of Newmont, (1) the holder of the special voting share will be entitled to receive an amount equal to $0.001 and (2) all of the exchangeable shares will automatically be exchanged for shares of our common stock. We will purchase each exchangeable share on the fifth business date prior to the liquidation, dissolution or winding up for a purchase price per share to be satisfied by the delivery of one share of our common stock, together with all declared and unpaid dividends on the exchangeable shares, if any.

In the event of the liquidation, dissolution or winding-up of Newmont Canada, we (or Newmont Holdings ULC) have the right to purchase all, but not less than all, of the outstanding exchangeable shares from the holders thereof upon payment of a liquidation amount. The liquidation amount will be the amount per exchangeable share that a holder of exchangeable shares is entitled to receive pursuant to the provisions attached to the exchangeable shares on the liquidation, dissolution or winding-up of Newmont Canada, to be satisfied by the delivery of one share of our common stock, together with all declared and unpaid dividends on the exchangeable shares, if any.

Redemption and Retraction

The special voting share is not redeemable or convertible, except, if no exchangeable shares, other than exchangeable shares held by us or our affiliates, or securities which could give rise to the issuance of any exchangeable shares to any person, are outstanding, the special voting share will automatically be redeemed for $0.001.

Holders of exchangeable shares are entitled at any time, upon delivery of a certificate representing their exchangeable shares and a duly executed retraction request, to require Newmont Canada to redeem their exchangeable shares. The retraction price will be the amount per exchangeable share that a holder of exchangeable shares is entitled to receive pursuant to the provisions attached to the exchangeable shares on a retraction of an exchangeable share, to be satisfied by the delivery of one share of our common stock, together with all declared and unpaid dividends on the exchangeable shares, if any. Newmont Canada must deliver all retraction requests to us (or Newmont Holdings ULC), whereupon we (or Newmont Holdings ULC), instead of Newmont Canada, will have the right to purchase for the retraction price the exchangeable shares that are the subject of the request. If we do not exercise this right, Newmont Canada is required to effect the redemption.

On or at any time after the twelfth anniversary of the date on which the exchangeable shares were first issued, subject to acceleration in some circumstances, Newmont Canada is required to redeem all the outstanding exchangeable shares. The redemption price will be the amount per exchangeable share that a holder of exchangeable shares is entitled to receive pursuant to the provisions of the exchangeable shares on a redemption of exchangeable shares, to be satisfied by the delivery of one share of our common stock, together with all declared and unpaid dividends, if any. In this event, we (or Newmont Holdings ULC) will have the overriding right to acquire the outstanding exchangeable shares in exchange for the redemption price on the redemption date. If we exercise this right, Newmont Canada’s obligation to redeem the exchangeable shares will terminate.

Listing

The exchangeable shares are listed on the Toronto Stock Exchange under the symbol “NMC.”

Anti-Takeover Provisions

Article Ninth of our certificate of incorporation may make it more difficult for various corporations, entities or persons to acquire control of us or to remove management.

Article Ninth of our certificate of incorporation requires us to get the approval of the holders of 80% of all classes of our capital stock who are entitled to vote in elections of directors, voting together as one class, to enter into the following types of transactions:

•	a merger or consolidation between us and another corporation that holds 10% or more of our outstanding shares;

•	the sale or lease of all or a substantial part of our assets to another corporation or entity that holds 10% or more of our outstanding shares; or

•	any sale or lease to us of assets worth more than $10 million in exchange for our securities by another corporation or entity that holds 10% or more of our outstanding shares.

However, Article Ninth does not apply to any transaction if:

•	our board of directors approves the transaction before the other corporation, person or entity becomes a holder of 10% or more of our outstanding shares; or

•	we or our subsidiaries own a majority of the outstanding voting shares of the other corporation.

Article Ninth can only be altered or repealed with the approval of the holders of 80% of all classes of our capital stock who are entitled to vote in elections of directors, voting together as one class.

DESCRIPTION OF DEBT SECURITIES

The following sets forth certain general terms and provisions of the indentures under which the debt securities would be issued, unless otherwise specified in a prospectus supplement. The particular terms of the debt securities to be sold by us will be set forth in a prospectus supplement relating to such debt securities.

The debt securities will represent our unsecured general obligations, unless otherwise provided in the prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be our general unsecured obligations and will rank as described in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issued under one or both of the indentures dated as of July 17, 2007 between us, Newmont USA Limited and The Bank of New York Trust Company, N.A., which have been filed as exhibits to the registration statement of which this prospectus is a part, subject to such amendments or supplemental indentures as are adopted from time to time. The following summary of certain provisions of those indentures does not purport to be complete and is subject to, and qualified in its entirety by, reference to all the provisions of that indenture, including the definitions therein of certain terms. Wherever particular sections or defined terms of the indentures are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference.

General

The indentures do not limit the amount of debt securities that may be issued thereunder. The applicable prospectus supplement with respect to any debt securities will set forth the following terms of the debt securities offered pursuant thereto:

(1)	the title and series of such debt securities, including CUSIP numbers;

(2)	any limit upon the aggregate principal amount of such debt securities of such title or series;

(3)	whether such debt securities will be in global or other form;

(4)	the date(s) and method(s) by which principal and any premium on such debt securities is payable;

(5)	interest rate or rates (or method by which such rate will be determined), if any;

(6)	the dates on which any such interest will be payable and the method of payment;

(7)	whether and under what circumstances any additional amounts are payable with respect to such debt securities;

(8)	the notice, if any, to holders of such debt securities regarding the determination of interest on a floating rate debt security;

(9)	the basis upon which interest on such debt securities shall be calculated, if other than that of a 360-day year of twelve 30-day months;

(10)	the place or places where the principal of and interest or additional amounts, if any, on such debt securities will be payable;

(11)	any redemption or sinking fund provisions;

(12)	the denominations of such debt securities;

(13)	any rights of the holders of such debt securities to convert the debt securities into other securities or property;

(14)	the terms, if any, on which payment of principal or any premium, interest or additional amounts on such debt securities will be payable in a currency other than U.S. dollars;

(15)	the terms, if any, by which the amount of payments of principal or any premium, interest or additional amounts on such debt securities may be determined by reference to an index, formula, financial or economic measure or other methods;

(16)	if other than the principal amount hereof, the portion of the principal amount of such debt securities that will be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy;

(17)	any events of default or covenants in addition to or in lieu of those described herein and remedies therefor;

(18)	whether such debt securities will be subject to defeasance or covenant defeasance;

(19)	the terms, if any, upon which such debt securities are to be issuable upon the exercise of warrants;

(20)	any trustees other than The Bank of New York Trust Company, N.A., and any authenticating or paying agents, transfer agents or registrars or any other agents with respect to such debt securities;

(21)	the terms, if any, on which such debt securities will be subordinate to other debt of Newmont; and

(22)	any other specific terms of such debt securities and any other deletions from or additions to or modifications of the indenture with respect to such debt securities.

Debt securities may be presented for exchange, conversion or transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the prospectus supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the indentures.

The indentures do not contain any covenant or other specific provision affording protection to holders of the debt securities in the event of a highly leveraged transaction or a change in control of Newmont, subject to limited exceptions. Our certificate of incorporation also contains other provisions which may prevent or limit a change of control. See “Description of Capital Stock.”

Modification and Amendment

Subject to certain exceptions, the applicable indenture may be amended with respect to a series, and the notes of that series may be amended, with the consent of the holders of at least a majority in principal amount of the notes of that series then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes of that series) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with respect to a series of notes with the consent of the holders of a majority in principal amount of the notes of that series then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes of that series). However, without the consent of each holder of an outstanding note of a series affected, no amendment with respect to such series may, among other things:

(1)	reduce the amount of notes of such series whose holders must consent to an amendment;

(2)	reduce the rate of or extend the stated time for payment of interest, including additional interest, on any note of such series;

(3)	reduce the principal of or extend the stated maturity of any note of such series;

(4)	make any change that adversely affects the conversion rights of any notes of such series;

(5)	reduce the fundamental change purchase price of any note of such series or amend or modify in any manner adverse to the holders of notes of such series our obligation to make such payment, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6)	make any note of such series payable in money other than that stated in the note or, other than in accordance with the provisions of the applicable indenture, eliminate any existing subsidiary guarantee of the notes of such series;

(7)	impair the right of any holder of a note of such series to receive payment of principal and interest, including additional interest, on such holder’s notes of such series on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such holder’s notes of such series; or

(8)	make any change in the amendment provisions which require the consent of each holder of notes of such series or in the waiver provisions with respect to such series.

Without the consent of any holder, we and the trustee may amend either or both of the indentures and the notes of any series to:

(1)	cure any ambiguity, omission, defect or inconsistency;

(2)	evidence the succession of another entity to Newmont and provide for the assumption by a successor corporation, partnership, trust or limited liability company of our obligations under the indenture;

(3)	provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended (the “Code”), or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

(4)	add guarantees with respect to the notes of any series;

(5)	secure the notes of any series;

(6)	add to the covenants of Newmont for the benefit of the holders of notes of any series or surrender any right or power conferred upon us with respect to any series;

(7)	evidence and provide for the acceptance of appointment of a successor trustee pursuant to the indenture;

(8)	comply with the provisions of any clearing agency, clearing corporation or clearing system, the trustee or the registrar with respect to the provisions of the indenture or the notes relating to transfers and exchanges of notes of any series;

(9)	provide for the conversion of notes of any series in accordance with the terms of the indenture;

(10)	make any change with respect to any series that does not materially adversely affect the rights of any holder of notes of such series;

(11)	comply with any requirement of the Commission in connection with the qualification of the indenture under the Trust Indenture Act; or

(12)	conform the provisions of the indentures to the “Description of Debt Securities” section in the applicable prospectus supplement.

The consent of the holders is not necessary under the indentures to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under either of the indentures becomes effective, we are required to mail to the holders of the series of notes to which the amendment relates a notice briefly describing such amendment. However, the failure to give such notice to all the holders of notes of that series, or any defect in the notice, will not impair or affect the validity of the amendment.

Events of Default

Unless otherwise provided in any prospectus supplement, the following will be events of default under the applicable indenture with respect to each series of debt securities issued thereunder:

(a)	default in any payment of interest, including any additional interest, if any, on any note of such series when due and payable and the default continues for a period of 30 days;

(b)	default in the payment of principal of any note of such series when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise;

(c)	failure by us to comply with its obligation to convert the notes of such series in accordance with the applicable indenture upon exercise of a holder’s conversion right and the default continues for a period of 3 business days after there has been given, by registered or certified mail, to us by the trustee or by such holder, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “notice of default” under the applicable indenture;

(d)	failure by us to give a fundamental change notice or notice of a specified corporate transaction with respect to such series, in each case when due;

(e)	failure on the part of us or Newmont USA Limited duly to observe or perform any other of the covenants or agreements on the part of us or Newmont USA Limited, as the case may be, in respect of the notes of such series contained in the applicable indenture and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to us and Newmont USA Limited by the trustee or to us, Newmont USA Limited and the trustee by the holders of at least 25% in principal amount of the notes of that series, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “notice of default” under the applicable indenture;

(f)	default by us or Newmont USA Limited with respect to any Material Indebtedness (as defined below), whether such Material Indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable or (ii) constituting a failure to pay the principal of any such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise; provided, that any event of default under either of the foregoing clauses (i) and (ii) shall be deemed cured and not to be continuing upon the payment of such indebtedness or the rescission or annulment of any acceleration of such indebtedness;

(g)	a court having jurisdiction enters a decree or order for relief in respect of us or Newmont USA Limited in an involuntary case under any applicable federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of us or Newmont USA Limited or for all or substantially all of its property or ordering the winding up or liquidation of its affairs, and such decree or order remains unstayed and in effect for a period of 90 consecutive days;

(h)	we or Newmont USA Limited commences a voluntary case under any applicable federal or state bankruptcy, insolvency or other similar law, or consents to the entry of an order for relief in an involuntary case under any such law, or consents to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of us or Newmont USA Limited, respectively, or for all or substantially all of its property, or makes any general assignment for the benefit of creditors; or

(i)	except as permitted by the applicable indenture, (i) the subsidiary guarantee of Newmont USA Limited with respect to notes of such series shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or (ii) Newmont USA Limited shall deny or disaffirm its obligation under its subsidiary guarantee with respect to the notes of such series.

“Material Indebtedness” is indebtedness (other than indebtedness under the notes of the applicable series) of any one or both of us and Newmont USA Limited in an aggregate principal amount exceeding $75,000,000.

If an event of default occurs and is continuing with respect to a series of notes, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding notes of that series by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, including any additional interest, on all the notes of that series to be due and payable. In case of the events of default described in clauses (g) and (h) above, 100% of the principal of and accrued and unpaid interest on the notes of each series will automatically become due and payable. Upon such a declaration, such principal and accrued and unpaid interest, including any additional interest, will be due and payable immediately.

Notwithstanding the foregoing, the indentures will provide that, to the extent elected by us, the sole remedy for an event of default relating to the failure to comply with the reporting obligations in the indentures and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act will for the first 120 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes of each series with respect to which we elect to pay additional interest at an annual rate equal to 0.25% of the principal amount of the notes of the applicable series. If we so elect, such additional interest will accrue on all outstanding notes of each series with respect to which we elect to pay additional interest from and including the date on which the event of default relating to the failure to comply with the reporting obligations in the indentures or the failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act first occurs to but not including the 120th day thereafter (or such earlier date on which such event of default is cured or, with respect to a series, waived by the holders of a majority in principal amount of the outstanding notes of that series). On such 120th day (or earlier, if the event of default relating to the reporting obligations under the indentures or the failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act is cured or, with respect to a series, waived by the holders of a majority in principal amount of the outstanding notes of that series prior to such 120th day), such additional interest will cease to accrue and, if the event of default relating to reporting obligations or the failure to comply with Section 314(a)(1) of the Trust Indenture Act has not been cured or, with respect to a series, waived with respect to that series prior to such 120th day, the notes of that series will be subject to acceleration as provided above. The provisions of the indentures described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

In order to elect to pay the additional interest on the notes of a series as the sole remedy during the first 120 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in the indentures or the failure to comply with Section 314(a)(1) of the Trust Indenture Act in accordance with the immediately preceding paragraph, we must notify all holders of notes of that series and the trustee and paying agent of such election on or before the close of business on the date on which such event of default first occurs. We may make such an election with respect to any series of notes.

The holders of a majority in principal amount of the outstanding notes of a series may waive all past defaults (except with respect to nonpayment of principal or interest, including any additional interest) with respect to that series. The holders of a majority in principal amount of the outstanding notes of a series may also rescind any acceleration with respect to the notes of that series and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default, other than the nonpayment of the principal of and interest, including additional interest, on the notes of that series that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indentures relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indentures at the request or direction of any of the holders of notes of a series unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest, including any additional interest, when due, no holder may pursue any remedy with respect to the applicable indenture or the notes of a series unless:

(1)	such holder has previously given the trustee notice that an event of default is continuing;

(2)	holders of at least 25% in principal amount of the outstanding notes of that series have requested the trustee to pursue the remedy;

(3)	such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	the holders of a majority in principal amount of the outstanding notes of that series have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes of a series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to that series or of exercising any trust or power conferred on the trustee with respect to that series.

The indentures provide that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the applicable indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under either of the indentures, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indentures provide that if a default occurs and is continuing with respect to a series of notes and is known to the trustee, the trustee must mail to each holder of notes of that series notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note of a series, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders of notes of that series. In addition, with respect to each series of notes, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year with respect to such series of notes. We also are required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events that would constitute certain defaults, their status and what action we are taking or propose to take in respect thereof.

Consolidation, Merger and Sale of Assets

The indentures provide that we shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its properties and assets to, another person, unless (i) the resulting, surviving or transferee person (if not us) is a person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such entity (if not us) expressly assumes by supplemental indenture all of our obligations under the notes, the applicable indenture and, to the extent then still operative, the registration rights agreement; and (ii) immediately after giving effect to such transaction, no default has occurred and is continuing under the applicable indenture. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee person shall succeed to, and may exercise every right and power of, Newmont under the applicable indenture.

Covenants

Any covenants of Newmont with respect to any series of debt securities will be set forth in the prospectus supplement relating thereto.

Conversion Rights

The terms and conditions, if any, upon which the debt securities are convertible into common stock or preferred stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of redemption of such debt securities and any restrictions on conversion.

Redemption; Repurchase at the Option of the Holder; Sinking Fund

The terms and conditions, if any, upon which (i) the debt securities are redeemable at our option, (ii) the holder of debt securities may cause us to repurchase such debt securities or (iii) the debt securities are subject to any sinking fund will be set forth in the applicable prospectus supplement relating thereto.

Repurchases on the Open Market

We or any of our affiliates may at any time or from time to time repurchase any debt security in the open market or otherwise. Such debt securities may, at the option of Newmont or the relevant affiliate of Newmont, be held, resold or surrendered to the trustee for cancellation.

Discharge, Defeasance and Covenant Defeasance

We may satisfy and discharge our obligations under the applicable indenture as to the notes of a series by (i) delivering to the securities registrar for cancellation all outstanding notes of that series or by depositing with the trustee or delivering to the holders of the notes of that series, as applicable, after the notes of that series have become due and payable, whether at stated maturity, or any purchase date, or upon conversion or otherwise, cash and shares of common stock (or, at our election, in lieu of such shares of our common stock, cash or any combination of cash and shares of our common stock), if applicable, sufficient to pay all of the outstanding notes of that series, and (ii) paying all other sums payable under the applicable indenture by us with respect to that series. Such discharge is subject to terms contained in the indentures.

Applicable Law

The indentures provide that the debt securities and the indentures will be governed by and construed in accordance with the laws of the State of New York.

About the Trustee

Unless otherwise specified in the applicable prospectus supplement, The Bank of New York Trust Company, N.A. is the trustee under the indenture.

Subsidiary Guarantees of Newmont USA Limited

Unless otherwise specified in the applicable prospectus supplement, Newmont USA Limited will unconditionally guarantee our payment obligations under the notes. Newmont USA Limited’s subsidiary guarantees will be general unsecured obligations of Newmont USA Limited that will rank senior in right of payment to any of its future indebtedness that is expressly subordinated in right of payment to the subsidiary guarantees, and equally in right of payment with all existing and future unsecured indebtedness and liabilities of Newmont USA Limited that are not so subordinated. Financial information for Newmont USA Limited can be found in the Newmont SEC filings (File No. 001-31240) as listed in “Where You Can Find More Information.” As of June 30, 2007, Newmont USA Limited had approximately $2.5 billion of consolidated indebtedness (including guaranteed debt), which consisted of approximately $1,407 million of guarantees of indebtedness of Newmont, and approximately $452 million of its own debt, approximately $235 million of which is secured. The remaining debt of approximately $675 million is non-recourse debt of subsidiary companies. Newmont USA Limited’s subsidiary guarantees of the notes will be effectively subordinated to all secured debt of Newmont USA Limited to the extent of the value of the assets securing such indebtedness, and will be effectively subordinated to all liabilities of Newmont USA Limited’s subsidiaries. In the event of bankruptcy, liquidation, reorganization or other winding up of Newmont USA Limited, the assets of Newmont USA Limited that secure secured debt will be available to pay obligations under the subsidiary guarantees only after all indebtedness under such secured debt has been repaid in full from such assets. In addition to the holders of the notes, the holders of Newmont USA Limited’s other equally ranking unsecured indebtedness and liabilities will have claims against any assets remaining after the payment of all such secured debt. We advise you that there may not be sufficient assets remaining to pay amounts due under either of Newmont USA Limited’s subsidiary guarantees.

The subsidiary guarantee with respect to a note is not convertible and will automatically terminate when that note is converted into common stock.

Under the terms of Newmont USA Limited’s full and unconditional guarantees, holders of the notes will not be required to exercise their remedies against us before they proceed directly against Newmont USA Limited.

Newmont USA Limited will be released and relieved from all its obligations under its subsidiary guarantees in the following circumstances, each of which is permitted by the indentures:

•

upon the sale or other disposition (including by way of consolidation or merger), in one transaction or a series of related transactions, of a majority of the total voting power of the capital stock or other interests of Newmont USA Limited (other than to us or any of our affiliates);

•	upon the sale or disposition of all or substantially all the assets of Newmont USA Limited (other than to us or any of our affiliates); or

•

upon such time as Newmont USA Limited ceases to guaranty any of our indebtedness other than (i) indebtedness not exceeding $75,000,000 in the aggregate (it being understood that indebtedness of Newmont that is guaranteed by Newmont USA Limited and that also provides that the guarantee of Newmont USA Limited under such indebtedness shall be released and relieved upon such time as Newmont USA Limited ceases to guaranty any of our indebtedness other than indebtedness not exceeding $75,000,000 or more in the aggregate shall not be considered in calculating the amount of indebtedness under this clause (i)) and (ii) indebtedness under the notes.

The subsidiary guarantee for each series of the notes will contain a provision intended to limit Newmont USA Limited’s liability to the maximum amount that it could incur without causing the incurrence of obligations under the subsidiary guarantee to be a fraudulent transfer. This provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law.

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any warrants that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

The securities being offered by this prospectus may be sold by us or by a selling securityholder:

•	through agents;

•	to or through underwriters;

•	through broker-dealers (acting as agent or principal);

•	directly by us or a selling securityholder to purchasers, through a specific bidding or auction process or otherwise;

•	through a combination of any such methods of sale; or

•	through any other methods described in a prospectus supplement.

The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on the New York Stock Exchange or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and the applicable prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we, a selling securityholder, or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

We or a selling securityholder may directly solicit offers to purchase the securities and we or a selling securityholder may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act of 1933, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference into this prospectus.

VALIDITY OF THE SECURITIES

The validity of the securities offered hereby will be passed upon for us by Holme Roberts & Owen LLP, Denver, Colorado, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The financial statements incorporated in the registration statement of which this prospectus is a part by reference to Newmont Mining Corporation’s Current Report on Form 8-K dated October 15, 2007, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in the registration statement of which this prospectus is a part by reference to the Annual Report on Form 10-K of Newmont Mining Corporation for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the United States Securities and Exchange Commission, or the SEC. Our SEC filings are available to the public from our web site at http://www.newmont.com or from the SEC’s web site at http://www.sec.gov. The information on our website is not incorporated by reference into and is not made a part of this prospectus. You may also read and copy any document we file at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

We “incorporate by reference” in this prospectus certain information that we file with the SEC, which means that we disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below that have been previously filed with the SEC. These documents contain important information about us and our financial condition. The footnotes to the financial statements within certain of these documents contain financial information for Newmont USA Limited.

Newmont SEC Filings (File No. 001-31240)	Period
Annual Report on Form 10-K (including the portions of our proxy statement for our 2007 annual meeting of stockholders incorporated by reference therein, but excluding the financial statements)	Year ended December 31, 2006

Quarterly Report on Form 10-Q	Quarters ended March 31, 2007 (excluding the financial statements) and June 30, 2007

Current Reports on Form 8-K	Filed February 12, 2007, June 1, 2007, June 8, 2007 (as amended on July 19), July 6, 2007, July 11, 2007, July 12, 2007, July 17, 2007 (as amended on August 3, 2007), July 24, 2007, August 23, 2007, October 10, 2007 and October 15, 2007

We also incorporate by reference in this prospectus any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities that may be offered by this prospectus. However, we are not incorporating by reference any information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) of Form 8-K.

You may request a copy of these filings at no cost to you, by writing or telephoning us as follows:

Newmont Mining Corporation

1700 Lincoln Street

Denver, Colorado 80203

Attn: Office of the Secretary

(303) 863-7414

This prospectus incorporates documents by reference which are not presented in or delivered with this prospectus. You should rely only on the information contained in this prospectus and in the documents that we have incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the securities described in this prospectus in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the expenses in connection with the issuance and distribution of the securities covered by this Registration Statement. All such expenses are estimates, other than the registration fee payable to the Securities and Exchange Commission, and will be borne by the Registrants.

Securities and Exchange Commission filing fee	$ *
Legal fees and expenses	45,000
Accounting fees and expenses	35,000
Printing fees and expenses	45,000
Trustee fees	25,000
Trustee’s counsel fees	5,000

Total	$155,000

*	Pursuant to Rules 456(b) and 457(r), the Registrants are deferring payment of the registration fee.

Item 15.	Indemnification of Directors and Officers

Each of Article Tenth of the Certificate of Incorporation of Newmont Mining Corporation (“Newmont Mining”) and Article VIII of the Restated Certificate of Incorporation of Newmont USA Limited (“Newmont USA”) provides that its directors shall be protected from personal liability, through indemnification or otherwise, to the fullest extent permitted under the General Corporation Law of the State of Delaware as from time to time in effect.

The By-Laws of Newmont Mining provide that each person who at any time is or shall have been a director or officer of Newmont Mining, or is or shall have been serving another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of Newmont Mining and his or her heirs, executors and administrators, shall be indemnified by Newmont Mining in accordance with and to the full extent permitted by the General Corporation Law of the State of Delaware. Article VI of the By-Laws of Newmont Mining facilitates enforcement of the right of directors and owners to be indemnified by establishing such right as a contract right pursuant to which the person entitled thereto may bring suit as if the indemnification provisions of the By-Laws were set forth in a separate written contract between Newmont Mining and the director or officer.

Section 145 of the General Corporation Law of the State of Delaware authorizes and empowers each Delaware corporation to indemnify its directors, officers, employees and agents against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of his or her relationship with the corporation, provided that such persons acted in good faith and in a manner such person reasonably believed to be in, and not opposed to, the best interests of the corporation in connection with the acts or events on which such claim, action or suit is based. The finding of either civil or criminal liability on the part of such person in connection with such acts or events is not necessarily determinative of the question of whether such person has met the required standard of conduct and is, accordingly, entitled to be indemnified. The foregoing statements are subject to the detailed provisions of Section 145 of the General Corporation Law of the State of Delaware.

Item 16.	Exhibits

The following documents are filed as exhibits to this registration statement:

Exhibit No.	Description
4.1	Certificate of Incorporation of Newmont Mining Corporation. (Incorporated by reference to Appendix F to Newmont Mining Corporation’s Registration Statement on Form S-4 (File No. 333-76506), filed with the Securities and Exchange Commission on January 10, 2002.)

4.2	Certificate of Amendment to the Certificate of Incorporation of Newmont Mining Corporation. (Incorporated by reference to Exhibit 3.4 to Newmont Mining Corporation’s Registration Statement on Form 8-A (File No. 001-31240), relating to the registration of its common stock, filed with the Securities and Exchange Commission on February 15, 2002.)

4.3	By-Laws of Newmont Mining Corporation. (Incorporated by reference to Exhibit 3(g) to Newmont Mining Corporation’s Annual Report on Form 10-K for the year ended December 31, 2001.)

4.4	Certificate of Designations of Special Voting Stock of Newmont Mining Corporation. (Incorporated by reference to Exhibit 3.3 to Newmont Mining Corporation’s Registration Statement on Form 8-A (File No. 001-31240), relating to the registration of its common stock, filed with the Securities and Exchange Commission on February 15, 2002.)

4.5	Indenture related to the 1.250% Convertible Senior Notes due 2014, dated as of July 17, 2007, between by and among Newmont Mining Corporation, Newmont USA Limited and The Bank of New York Trust Company, N.A., as trustee (including form of 1.250% Convertible Senior Note due 2014). (Incorporated by reference to Exhibit 4.1 to Newmont Mining Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.)

4.6	Indenture related to the 1.625% Convertible Senior Notes due 2017, dated as of July 17, 2007, between by and among Newmont Mining Corporation, Newmont USA Limited and The Bank of New York Trust Company, N.A., as trustee (including form of 1.625% Convertible Senior Note due 2017). (Incorporated by reference to Exhibit 4.2 to Newmont Mining Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.)

4.7	Registration Rights Agreement, dated as of July 17, 2007, by and among Newmont Mining Corporation, Newmont USA Limited and J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as Representatives of the several Initial Purchasers listed in Schedule I to the Purchase Agreement. (Incorporated by reference to Exhibit 4.3 to Newmont Mining Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.)

5.1	Opinion of Holme Roberts & Owen LLP regarding the legality of the securities being registered.

5.2	Opinion of Holme Roberts & Owen LLP regarding the 1.250% Convertible Senior Notes due 2014, the 1.625% Convertible Senior Notes due 2017 and the shares of Common Stock that may be issued upon the surrender and conversion thereof.

12.2	Computation of ratios of earnings to fixed charges.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Holme Roberts & Owen LLP (included in Exhibits 5.1 and 5.2).

24.1	Power of Attorney of certain officers and directors of Newmont Mining Corporation.

24.2	Power of Attorney of certain officers and directors of Newmont USA Limited.

25.1	Form T-1 Statement of Eligibility of The Bank of New York Trust Company, N.A., as trustee under the Indenture related to the 1.250% Convertible Senior Notes due 2014.

25.2	Form T-1 Statement of Eligibility of The Bank of New York Trust Company, N.A., as trustee under the Indenture related to the 1.625% Convertible Senior Notes due 2017.

Item 17.	Undertakings

(a)	The undersigned Registrants hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by one of the Registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the Registrants pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5)	That, for the purpose of determining liability of the Registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrants undertake that in a primary offering of securities of the undersigned Registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, each of the undersigned Registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrants relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrants or used or referred to by the undersigned Registrants;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrants or their respective securities provided by or on behalf of the undersigned Registrants; and

(iv)	Any other communication that is an offer in the offering made by either of the undersigned Registrants to the purchaser.

(b)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of Newmont Mining’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned Registrants hereby undertake to file an application for the purpose of determining the eligibility of the applicable trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 (“Act”) in accordance with the rules and regulations of the Commission under Section 305(b)(2) of the Act.

(d)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to any charter provision, bylaw, contract, arrangement, statute, or otherwise, the Registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by one of the Registrants of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of any action, suit or proceeding) is asserted against such Registrant by such director, officer or controlling person in connection with the securities being registered, such Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned co-registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver and State of Colorado, on the 15th day of October, 2007.

NEWMONT MINING CORPORATION.

By:	/s/ Sharon E. Thomas
Sharon E. Thomas Vice President and Secretary

Pursuant to the requirements of this Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 15, 2007.

Signature	Title
* Richard T. O’Brien	President, Chief Executive Officer and Director (Principal Executive Officer)

* Russell Ball	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

* Roger Johnson	Controller and Chief Accounting Officer (Principal Accounting Officer)

Glen A. Barton *	Director
Vincent A. Calarco *	Director
Joseph A. Carrabba*	Director
Noreen Doyle *	Director
Veronica Hagen *	Director
Michael S. Hamson *	Director
Pierre Lassonde *	Director
Robert J. Miller *	Director
Wayne W. Murdy *	Director
Robin A. Plumbridge *	Director
John B. Prescott *	Director
Donald C. Roth *	Director
James V. Taranik *	Director

*By:	/s/ Sharon E. Thomas
Sharon E. Thomas, attorney-in fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned co-registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver and State of Colorado, on the 15th day of October, 2007.

NEWMONT USA LIMITED

By:	/s/ Sharon E. Thomas
Sharon E. Thomas Vice President and Secretary

Pursuant to the requirements of this Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 15, 2007.

Signature	Title

* Britt D. Banks	Chairman of the Board and Director (Principal Executive Officer)

* Russell Ball	Vice President and Chief Financial Officer, Controller and Director (Principal Financial Officer and Principal Accounting Officer)

Randy Engel *	Director
Guy Lansdown *	Director

*By:	/s/ Sharon E. Thomas
Sharon E. Thomas, attorney-in fact